PILGRIM'S PRIDE REPORTS FINANCIAL RESULTS FOR FOURTH QUARTER OF FISCAL 2010

Sales Increase 13%, Net Income Rises 24% and Adjusted EBITDA Climbs 92% Compared to Year-Ago Period

GREELEY, CO, February 11, 2011 – Pilgrim's Pride Corporation (NYSE: PPC) today reported net earnings of $41.8 million, or $0.20 per share, on net sales of $1.8 billion for the fourth quarter ended December 26, 2010.  For the comparable quarter a year ago, the company reported net earnings of $33.6 million, or $0.44 per diluted share, on total sales of $1.6 billion.  Pilgrim’s currently has 214.3 million shares outstanding, compared to approximately 77.1 million diluted shares outstanding in the year-ago period.  Adjusted EBITDA, which excludes restructuring and reorganization charges, was $124.8 million for the fourth quarter of fiscal 2010, versus $64.9 million for the same period a year ago.

“We were pleased with the progress in our financial performance in the fourth quarter, particularly in light of the challenges posed by sharply higher grain prices,” said Bill Lovette, Pilgrim’s president and chief executive.  “Our continuing focus on operating efficiencies, cost control, and sales and product mix improvements helped generate positive results during a difficult time in the industry.”

Lovette said customer demand improved in the fourth quarter, with Pilgrim’s reporting higher volume in its retail and foodservice segments compared to a year ago.  Pilgrim’s reported double-digit volume increases in some areas of its foodservice business and the company has picked up additional retail business for 2011 from several of its largest customers.

Lovette said the company began deboning operations at its idled processing plant in Douglas, Ga., last November and re-started slaughter operations in mid-January.  The company expects the plant to reach full capacity later this year.  Pilgrim’s is committed to balancing production with customer needs and will target further expansion based on that demand.

“We are cautiously optimistic about the outlook for chicken this year,” Lovette said.  “While all of us are concerned about sharply higher grain prices and the uncertain economy, there are a number of positive signs as we enter 2011.  Based on the negotiations we have completed with most of our foodservice and retail customers, our pricing should be improved year over year.  In addition, given the projected reduction in beef supply this year and the higher prices that are expected for beef and pork in 2011, chicken should be attractively positioned with budget-conscious consumers.  We are seeing increased demand from foodservice accounts and exports should strengthen this year, particularly as we pursue new market opportunities through our partnership with JBS.”

For the full 2010 fiscal year, the company reported net income of $87.1 million, or $0.41 per share, on sales of $6.9 billion.  For the comparable 12-month period in the previous year, Pilgrim’s reported net income of $110.8 million, or $1.44 per diluted share, on sales of $6.8 billion.  The fiscal 2010 results include nonrecurring restructuring charges and reorganization expenses of $88.9 million pre-tax, or $55.3 million after tax, or $0.26 per share, compared to nonrecurring restructuring charges and reorganization expenses of $120.3 million pre-tax, or $74.9 million after tax, or $0.97 per diluted share for the comparable period in 2009.  Adjusted EBITDA for fiscal 2010 was $481.9 million, compared to $495.4 million for the comparable period in 2009.

Conference Call Information
A conference call to discuss the company's quarterly results will be held today at 9 a.m. Mountain (11 a.m. Eastern).  To listen live via telephone, call toll-free 888-378-4361, passcode 9439975.  International callers should dial 719-325-2223, passcode 9439975. The presentation will be broadcast live over the Internet at http://www.videonewswire.com/event.asp?id=75862. (Please copy and paste the link into the browser.)

Additionally, the company has posted a slide presentation on its website at http://www.pilgrims.com, which may be viewed by listeners in connection with today’s conference call.  The webcast will be available for replay within approximately two hours of the conclusion of the call.  A toll-free telephone replay will be available today beginning at approximately noon Mountain time by calling 888-203-1112, passcode 9439975. International callers may dial 719-457-0820, passcode 9439975.  The replay will be available for 30 days.

PILGRIM'S PRIDE CORPORATION
News Release
February 11, 2011

About Pilgrim’s Pride
Pilgrim's employs approximately 42,000 people and operates chicken processing plants and prepared-foods facilities in 12 states, Puerto Rico and Mexico.  The Company's primary distribution is through retailers and foodservice distributors.  For more information, please visit http://www.pilgrims.com.

Forward-Looking Statements
Statements contained in this press release that state the intentions, plans, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim's Pride Corporation and its management are forward-looking statements. It is important to note that the actual results could differ materially from those projected in such forward-looking statements.  Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the poultry industry generally; the ability to execute the company’s business plan to achieve desired cost savings and profitability;  the ability of the company to achieve the anticipated synergistic gains from the sale of 64% of its common stock to JBS USA Holdings, Inc; the ability of the company to re-open its idled facilities in the manner and on the time schedule planned due to, among other things, the company’s  dependence on commodity prices and economic conditions; future pricing for feed ingredients and the company’s products; additional outbreaks of avian influenza or other diseases, either in Pilgrim’s Pride’s flocks or elsewhere, affecting its ability to conduct its operations and/or demand for its poultry products; contamination of Pilgrim’s Pride’s products, which has previously and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; management of cash resources, particularly in light of Pilgrim’s Pride’s substantial leverage; restrictions imposed by, and as a result of, Pilgrim’s Pride’s substantial leverage; changes in laws or regulations affecting Pilgrim’s Pride’s operations or the application thereof; new immigration legislation or increased enforcement efforts in connection with existing immigration legislation that cause the costs of doing business to increase, cause Pilgrim’s Pride to change the way in which it does business, or otherwise disrupt its operations; competitive factors and pricing pressures or the loss of one or more of Pilgrim’s Pride’s largest customers; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; disruptions in international markets and distribution channel, including exports into Russia, the anti-dumping proceeding in Ukraine and the anti-dumping and countervailing duty proceeding in China; and the impact of uncertainties of litigation as well as other risks described under "Risk Factors" in the Company’s Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Pilgrim's Pride Corporation undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:                                Gary Rhodes
Vice President, Corporate Communications and Investor Relations
(903) 434-1495

###

PILGRIM'S PRIDE CORPORATION
News Release
February 11, 2011

 PILGRIM'S PRIDE CORPORATION
Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	December 26, 2010	December 27, 2009	December 26, 2010	December 27, 2009
	Unaudited	Unaudited
	(In thousands, except per share data)

Net sales	$1,811,294	$1,602,734	$6,881,629	$6,813,798
Costs and expenses:
Cost of sales	1,690,311	1,531,104	6,416,318	6,322,736
Operational restructuring charges, net	1,793	2,877	4,318	15,341

Gross profit (loss)	119,190	68,753	460,993	475,721
Selling, general and administrative expense	52,129	62,523	209,544	224,358
Administrative restructuring charges, net	14,328	(1,359)	66,022	(1,794)

Total costs and expenses	1,758,561	1,595,145	6,696,202	6,560,641

Operating income (loss)	52,733	7,589	185,427	253,157

Other expenses (income):
Interest expense	24,525	44,673	105,553	167,033
Interest income	(1,985)	(480)	(3,805)	(4,335)
Loss on early extinguishment of debt	11,726	-	11,726	-
Miscellaneous, net	(4,570)	(884)	(13,076)	(3,086)

Total other expenses	29,696	43,309	100,398	159,612

Income (loss) from continuing operations before reorganization items and income taxes	23,037	(35,720)	85,029	93,545
Reorganization items, net	-	32,726	18,541	106,751

Income (loss) from continuing operations before income taxes	23,037	(68,446)	66,488	(13,206)
Income tax expense (benefit)	(19,544)	(102,371)	(23,838)	(124,235)

Income (loss) from continuing operations	42,581	33,925	90,326	111,029
Income (loss) from discontinued business, net of tax	-	-	-	25

Net income (income)	42,581	33,925	90,326	111,054
Less: Net income (loss) attributable to noncontrolling interest	737	312	3,185	243

Net income (loss) attributable to Pilgrim’s Pride Corporation	$41,844	$33,613	$87,141	$110,811

Net income (loss) per common share—basic:
Income (loss) from continuing operations attributable to Pilgrim’s Pride Corporation common stockholders	$0.20	$0.45	$0.41	$1.49
Income (loss) from discontinued business attributable to Pilgrim’s Pride Corporation common stockholders	-	-	-	-

Net income (loss) attributable to Pilgrim’s Pride Corporation common stockholders	$0.20	$0.45	$0.41	$1.49

Net income (loss) per common share—diluted:
Income (loss) from continuing operations attributable to Pilgrim’s Pride Corporation common stockholders	$0.20	$0.44	$0.41	$1.44
Income (loss) from discontinued business attributable to Pilgrim’s Pride Corporation common stockholders	-	-	-	-

Net income (loss) attributable to Pilgrim’s Pride Corporation common stockholders	$0.20	$0.44	$0.41	$1.44

PILGRIM'S PRIDE CORPORATION
News Release
February 11, 2011

PILGRIM'S PRIDE CORPORATION
Consolidated Statements of Operations (Continued)

	Three Months Ended		Twelve Months Ended
	December 26, 2010	December 27, 2009	December 26, 2010	December 27, 2009
	(In thousands, except per share data)

Weighted average shares outstanding:
Basic	214,282	74,374	214,282	74,136
Effect of dilutive common stock equivalents	-	2,767	-	2,752

Diluted	214,282	77,141	214,282	76,888

Amounts attributable to Pilgrim’s Pride Corporation common stockholders:
Income (loss) from continuing operations, net of tax	$41,844	$33,613	$87,141	$110,786
Income (loss) from discontinued business, net of tax	-	-	-	25

Net income (loss)	$41,844	$33,613	$87,141	$110,811

PILGRIM'S PRIDE CORPORATION
News Release
February 11, 2011

PILGRIM’S PRIDE CORPORATION
Consolidated Balance Sheets

	December 26, 2010	December 27, 2009
	(In thousands)
Assets:
Cash and cash equivalents	$106,077	$236,300
Restricted cash	60,953	-
Investment in available-for-sale securities	1,554	7,876
Trade accounts and other receivables, less allowance for doubtful accounts	321,765	311,501
Inventories	1,029,254	740,810
Income taxes receivable	58,465	175,475
Current deferred income taxes	3,476	-
Prepaid expenses and other current assets	81,250	36,775
Assets held for sale	47,671	473
	-
Total current assets	1,710,465	1,509,210

Investment in available-for-sale securities	11,595	58,104
Deferred tax assets	22,609	112,809
Other long-lived assets	67,143	-
Identified intangible assets, net	48,950	54,633
Property, plant and equipment, net	1,358,136	1,474,707

	$3,218,898	$3,209,463

Liabilities and stockholders’ equity:
Accounts payable	$329,780	$196,674
Accounts payable to JBS USA, LLC	7,212	-
Accrued expenses	297,594	400,809
Pre-petition obligations	346	-
Income taxes payable	6,814	-
Current deferred tax liabilities	38,745	15,276
Current maturities of long-term debt	58,144	221,195

Total current liabilities	738,635	833,954

Long-term debt, less current maturities	1,281,160	1,876,277
Deferred tax liabilities	3,476	69,595
Other long-term liabilities	117,031	92,963

Total liabilities not subject to compromise	2,140,302	2,872,789

Liabilities subject to compromise	-	138,208
	-
Common stock	2,143	771
Additional paid-in capital	1,442,810	648,583
Accumulated deficit	(348,653)	(435,792)
Accumulated other comprehensive loss	(23,637)	(21,610)

Total Pilgrim’s Pride Corporation stockholders’ equity	1,072,663	191,952

Noncontrolling interest	5,933	6,514

Total stockholders’ equity	1,078,596	198,466

	$3,218,898	$3,209,463

PILGRIM'S PRIDE CORPORATION
News Release
February 11, 2011

PILGRIM'S PRIDE CORPORATION
Selected Financial Information
(Unaudited)

Note:  “EBITDA” is defined as the sum of income (loss) from continuing operations plus interest, taxes, depreciation and amortization. “Adjusted EBITDA” is defined as the sum of EBITDA plus restructuring charges, reorganization items and loss on early extinguishment of debt less net income attributable to noncontrolling interests. EBITDA is presented because it is used by us and we believe it is frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of results prepared in conformity with accounting principles generally accepted in the US (“GAAP”), to compare the performance of companies. We believe investors would be interested in our Adjusted EBITDA because this is how our management analyzes EBITDA from continuing operations. The Company also believes that Adjusted EBITDA, in combination with the Company's financial results calculated in accordance with GAAP, provides investors with additional perspective regarding the impact of certain significant items on EBITDA and facilitates a more direct comparison of its performance with its competitors. EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP. They should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with GAAP.

	Three Months Ended		Twelve Months Ended
	December 26,	December 27,	December 26,	December 27,
	2010	2009	2010	2009
	(In thousands, except per share data)

Net income from continuing operations	$42,581	$33,925	$90,326	$111,029

Add:
Income tax expense (benefit)	(19,544)	(102,371)	(23,838)	(124,235)
Interest expense, net	22,540	44,193	101,748	162,698
Depreciation and amortization	55,648	56,705	231,045	232,552
Minus:
Amortization of capitalized loan costs	3,531	1,437	14,797	6,680

EBITDA	97,694	31,015	384,484	375,364

Add:
Restructuring charges	16,121	1,518	70,340	13,547
Reorganization items, net	-	32,726	18,541	106,751
Loss on early extinguishment of debt	11,726	-	11,726	-
Minus:
Net income (loss) attributable to noncontrolling interest	737	312	3,185	243
Adjusted EBITDA	$124,804	$64,947	$481,906	$495,419